As filed with the Securities and Exchange Commission on August 1, 2018

Registration No. 333-224548

Registration No. 333-206098

Registration No. 333-195797

Registration No. 333-172697

Registration No. 333-153389

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-224548

Form S-8 Registration Statement No. 333-206098

Form S-8 Registration Statement No. 333-195797

Form S-8 Registration Statement No. 333-172697

Form S-8 Registration Statement No. 333-153389

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORTHOFIX MEDICAL INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1340767
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3451 Plano Parkway Lewisville, Texas	75056
(Address of Principal Executive Offices)	(Zip Code)

Inducement Plan for Spinal Kinetics Employees

Amended and Restated 2012 Long-Term Incentive Plan

Inducement Grant Non-Qualified Stock Option Agreement with Bradley R. Mason

Second Amended and Restated Stock Purchase Plan, as amended

Amended and Restated 2004 Long-Term Incentive Plan

(Full title of the plan)

Kimberly A. Elting

Chief Legal and Administrative Officer

3451 Plano Parkway

Lewisville, Texas 75056

(214) 937-2000

(Name, address and telephone number of agent for service)

Copies to:

Brian C. O’Fahey

Hogan Lovells US LLP

Columbia Square

555 Thirteenth St., NW

Washington, DC 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement Nos. 333-224548, 333-206098, 333-195797, 333-172697 and 333-153389 (the “Registration Statement”) is being filed pursuant to Rule 414(d) under the Securities Act of 1933 (the “Securities Act”) by Orthofix Medical Inc., a Delaware corporation (“Orthofix Delaware”), as the successor to Orthofix International N.V., a limited liability company (naamloze vennootschap) operating under the laws of Curaçao (“Orthofix Curaçao”). On July 31, 2018, Orthofix Curaçao changed its jurisdiction of incorporation from Curaçao to the State of Delaware, as described further below (the “domestication”), and changed its name to Orthofix Medical Inc. For purposes of this Amendment and the Registration Statement the terms the “Company,” “Orthofix,” “we,” “us” and “our” refer to Orthofix Curaçao as it previously existed under Curaçao law and Orthofix Delaware as it continues to exists under Delaware law.

The information contained in this Amendment sets forth additional information to reflect the domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the domestication will not reflect the change in our name or jurisdiction of incorporation.

Effective as of 11:59 pm Eastern Time on July 31, 2018, the Company discontinued its existence as a Curaçao limited liability company (naamloze vennootschap) and, pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”), continued its existence under the DGCL as a corporation incorporated in the State of Delaware. Upon the effectiveness of the domestication, each common share of Orthofix Curaçao automatically became by operation of law one share of common stock of Orthofix Delaware. The Company’s common stock continues to be listed for trading on the Nasdaq Global Select Market under the symbol “OFIX.”

In connection with the domestication, Orthofix Delaware continues the obligations of Orthofix Curaçao under (i) the Company’s Inducement Plan for Spinal Kinetics Employees, (ii) the Company’s Amended and Restated 2012 Long-Term Incentive Plan, (iii) the Company’s Inducement Grant Non-Qualified Stock Option Agreement with Bradley R. Mason, (iv) the Company’s Second Amended and Restated Stock Purchase Plan, as amended, and (v) the Company’s Amended and Restated 2004 Long-Term Incentive Plan (collectively, the “Plans”) and all of the outstanding equity awards under the Plans.

Upon the effectiveness of the domestication, each outstanding equity award to purchase or acquire common shares of Orthofix Curaçao, par value $0.10 per share, automatically became by operation of law an equity award to purchase or acquire an equivalent number of shares of common stock of Orthofix Delaware, par value $0.10 per share.

The rights of stockholders of the Company now arise under Delaware law and under the certificate of incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”), which were adopted in connection with the domestication. Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that differ in certain respects from Curaçao law and from the Articles of Association of the Company in effect prior to the domestication. A description of the rights of stockholders before and after the domestication is described in the final prospectus dated June 1, 2018, which was filed with the Securities and Exchange Commission on May 30, 2018 and is a part of the Company’s registration statement on Form S-4 (File No. 333-224407).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made part of this Registration Statement; provided, however, that the Company is not incorporating any information furnished pursuant to either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on April 26, 2018;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018;

(c)	The Company’s Current Reports on Form 8-K or 8-K/A, as applicable, filed with the Commission on March 13, 2018, March 15, 2018, April 30, 2018, May 15, 2018, July 18, 2018 and August 1, 2018; and

(d)	The description of the Company’s common stock included in the final prospectus dated June 1, 2018, which was filed with the Commission on May 30, 2018 pursuant to Rule 424(b)(3), under the caption “Description of Orthofix Capital Stock” therein.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), on or after the date of this Registration Statement but before the Company files a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Certificate of Incorporation, the Bylaws and the DGCL, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the DGCL.

Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

The Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Bylaws also provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law.

As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each of the Company’s directors and officers to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

Item 7.	Exemptions from Registration Claimed.

Not applicable.

Item 8.	List of Exhibits.

Exhibit Number

3.1	Orthofix Medical Inc. Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 1, 2018)

3.2	Orthofix Medical Inc. Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on August 1, 2018)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on August 1, 2018)

5.1*	Opinion of Hogan Lovells US LLP

10.1	Inducement Plan for Spinal Kinetics Employees (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (Registration No. 333-224548) filed April 30, 2018)

10.2	Amended and Restated 2012 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 18, 2018)

10.3	Inducement Grant Non-Qualified Stock Option Agreement, dated March 13, 2013, between the Company and Bradley R. Mason (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 13, 2013)

10.4	Second Amended and Restated Stock Purchase Plan (incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed February 26, 2018)

10.5	Amendment No. 1 to Second Amended and Restated Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 18, 2018)

10.6	Amended and Restated 2004 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q ended June 30, 2009, filed July 31, 2009)

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Ernst & Young LLP, independent auditors

23.3*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewisville, Texas on the 1st day of August 2018.

ORTHOFIX MEDICAL INC.

By:	/s/ BRADLEY R. MASON
Name:	Bradley R. Mason
Title:	President and Chief Executive Officer, Director

Each person whose signature appears below constitutes and appoints Bradley R. Mason and Douglas C. Rice, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2018.

Name	Title	Date

/s/ BRADLEY R. MASON Bradley R. Mason	President and Chief Executive Officer, Director (Principal Executive Officer)	August 1, 2018

/s/ DOUGLAS C. RICE Douglas C. Rice	Chief Financial Officer (Principal Financial and Accounting Officer)	August 1, 2018

/s/ RONALD A. MATRICARIA Ronald A. Matricaria	Chairman of the Board of Directors	August 1, 2018

/s/ LUKE FAULSTICK Luke Faulstick	Director	August 1, 2018

/s/ JAMES HINRICHS James Hinrichs	Director	August 1, 2018

/s/ ALEXIS V. LUKIANOV Alexis V. Lukianov	Director	August 1, 2018

/s/ LILLY MARKS Lilly Marks	Director	August 1, 2018

/s/ MICHAEL E. PAOLUCCI Michael E. Paolucci	Director	August 1, 2018

/s/ MARIA SAINZ Maria Sainz	Director	August 1, 2018

/s/ JOHN SICARD John Sicard	Director	August 1, 2018